Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Bounty Minerals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)(3)	Fee Rate	Amount of Registration Fee(4)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Class A Common Stock, par value $0.01 per share(1)	457(o)	—	—	$100,000,000.00	.00011020	$11,020.00

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$100,000,000.00		$11,020.00

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fee Due

(1)

Pursuant to Rule 416, the shares of Class A Common Stock being registered hereunder include such indeterminate number of additional shares of Class A Common Stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).

(3)	Includes shares of our Class A Common Stock which the underwriters have the option to purchase to cover over-allotments.
(4)

Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum aggregate offering price of the shares of Class A Common Stock registered hereunder to be sold by the Registrant.